Exhibit 3.60

ARTICLES OF INCORPORATION

In compliance with Chapter 607 and/or Chapter 621, F.S. (Profit)

ARTICLE I NAME

The name of the corporation shall be:

HMA Sunny Bluegrass Merger One, Inc.

ARTICLE II PRINCIPAL OFFICE

The principal place of business/mailing address is:

5811 Pelican Bay Boulevard, Suite 500, Naples, FL 34108

ARTICLE III PURPOSE

The purpose for which the corporation is organized is:

To engage in any and all lawful business for which corporations may be incorporated.

ARTICLE IV SHARES

The number of shares of stock is:

10,000

ARTICLE V INITIAL OFFICERS AND/OR DIRECTORS

List name(s), address(es) and specific title(s):

James A. Barber, Director, 5811 Pelican Bay Boulevard,

Suite 500, Naples, FL 34108

Timothy R. Parry, Director, 5811 Pelican Bay Boulevard,

Suite 500, Naples, FL 34108

Kathleen K. Holloway, Director, 5811 Pelican Bay

Boulevard, Suite 500, Naples, FL 34108

ARTICLE VI REGISTERED AGENT

The name and Florida street address (P.O. Box NOT acceptable) of the registered agent is:

CT Corporation System, 1200 South Pine Island Road, Plantation, Florida 33324

ARTICLE VII INCORPORATOR

The name and address of the Incorporator is:

Timothy R. Parry, 5811 Pelican Bay Boulevard, Suite 500, Naples, FL 34108

Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity

/s/ Connie Bryan	Connie Bryan Special Assistant Secretary	10/9/07
Signature/Registered Agent		Date

/s/ Timothy R. Parry		10-8-07
Signature/Incorporator		Date
Timothy R. Parry

ARTICLES OF MERGER

The following articles of merger are submitted in accordance with the Florida Business Corporation Act, pursuant to section 607.1105, Florida Statutes,

FIRST: The name and jurisdiction of the surviving corporation:

Name	Jurisdiction	Document Number
HMA Sunny Bluegrass Merger One, Inc. (which will be changed to “Hospital Management Associates, Inc.” effective with the merger)	Florida	P07000111458

SECOND: The name and jurisdiction of the merging corporation:

Name	Jurisdiction	Document Number
Hospital Management Associates, Inc.	Kentucky	Not Applicable

THIRD: The Agreement and Plan of Merger is attached hereto as Exhibit A and incorporated herein by reference.

FOURTH: The merger shall become effective upon filing of the Articles of Merger with the Florida Department of State.

FIFTH: The Agreement and Plan of Merger was adopted by the sole shareholder of the surviving corporation by its written consent given in accordance with Section 607.0704 of the Florida Statutes dated October 31, 2007.

SIXTH: The Agreement and Plan of Merger was adopted by the sole shareholder of the merging corporation by its written consent on October 31, 2007.

IN WITNESS WHEREOF, the undersigned constituent entities have caused these articles of merger to be signed by its duly authorized officers on the dates stated below.

HMA SUNNY BLUEGRASS MERGER ONE, INC.

By:	/s/ Timothy R. Parry
	Name:	Timothy R. Parry
	Title:	Senior Vice President and Secretary
	Date:	October 31, 2007

HOSPITAL MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
	Name:	Timothy R. Parry
	Title:	Senior Vice President and Secretary
	Date:	October 31, 2007

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

HOSPITAL MANAGEMENT ASSOCIATES, INC.

(a Kentucky corporation)

AND

HMA SUNNY BLUEGRASS MERGER ONE, INC.

(a Florida corporation)

THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”) is made and entered into as of the 31 day of October, 2007, by and between Hospital Management Associates, Inc. a Kentucky corporation (“Parent”), and HMA Sunny Bluegrass Merger One, Inc., a Florida corporation (“Subsidiary”), being sometimes herein together referred to as the “Constituent Corporations.”

WHEREAS, Parent desires to merge with and into Subsidiary and Subsidiary desires to merge with Parent, all upon the terms and subject to the conditions of this Merger Agreement.

WHEREAS, Parent is a corporation duly organized and existing under the laws of the State of Kentucky and has an authorized capital of 300,000 shares of common stock, par value $0.01 per share (“Parent Common Stock”).

WHEREAS, Subsidiary is a corporation duly organized and existing under the laws of the State of Florida and has an authorized capital of 100,000 shares (“Subsidiary Common Stock”).

WHEREAS, the Board of Directors of Parent has determined that, for the purpose of effecting a reincorporation of Parent in the State of Florida, it is advisable and in the best interests of Parent and its shareholders that Parent merge with and into Subsidiary, as permitted by Section 271B.11-070 of the Kentucky Revised Statutes and Section 607.1107 of the Florida Statutes, under and pursuant to the terms hereinafter set forth.

WHEREAS, the respective Boards of Directors of Parent and Subsidiary have approved this Merger Agreement and have directed that this Merger Agreement be submitted to a vote of their respective sole shareholders.

Now, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, Parent and Subsidiary hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

ARTICLE I

MERGER

Section 1.01 MERGER: In accordance with the provisions of this Merger Agreement, the Kentucky Business Corporation Act (the “KBCA”) and the Florida Business Corporation Act (the “FBCA”), Parent will be merged with and into Subsidiary (the “Merger”), the separate existence of Parent will cease and Subsidiary will survive the Merger and will be governed by the laws of the State of Florida. Subsidiary will be, and is herein sometimes referred to as, the “Surviving Corporation.” The name of the Surviving Corporation will be “Hospital Management Associates, Inc.”

Section 1.02 FILING AND EFFECTIVENESS. Articles of Merger satisfying the requirements of the FBCA and the KBCA shall be delivered to the Secretary of State of the State of Florida and the Secretary of State of the State of Kentucky, respectively, for filing. The Merger shall be effective when (i) an executed Articles of Merger satisfying the requirements of the KBCA has been filed by the Secretary of State of the State of Kentucky and (ii) an executed Articled of Merger satisfying the requirements of the FBCA has been filed by the Secretary of State of the State of Florida. The date and time when the Merger will become effective, as aforesaid, is herein called the “Effective Time.”

Section 1.03 EFFECT OF THE MERGER: Upon the Effective Time of the Merger, the separate existence of Parent will cease and Subsidiary, as the Surviving Corporation (i) will continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time of the Merger, (ii) will be subject to all actions previously taken by its and Parent’s Board of Directors, (iii) will succeed, without transfer, to all of the assets, rights, powers and property of Parent in the manner more fully set forth in Section 607.1106 of the Florida Statutes, (iv) will continue to be subject to all of the debts, liabilities, duties, limitations and obligations of Subsidiary as constituted immediately prior to the Effective Time and (v) will succeed, without transfer, and assume and be bound by all of the debts, liabilities, duties, limitations and obligations of Parent in the same manner as if Subsidiary had itself incurred them, all as more fully provided under the applicable provisions of the KBCA and the FBCA.

ARTICLE II

CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

Section 2.01 ARTICLES OF INCORPORATION; AMENDMENT: The Articles of Incorporation of Subsidiary as in effect immediately prior to the Effective Time of the Merger shall be amended at the Effective Time of the Merger so that Article I thereof reads in its entirety as follows: “The name of the corporation shall be: Hospital Management Associates, Inc.” and as so amended, such Articles of Incorporation shall be the articles of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

Section 2.02 BY-LAWS: The By-Laws of Subsidiary as in effect immediately prior to the Effective Time will continue in full force and effect as the By-Laws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

Section 2.03 DIRECTORS AND OFFICERS: The directors and officers of Subsidiary immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation until their tenure is otherwise terminated and their successors are duly elected and qualified in accordance with the Articles of Incorporation or the By-Laws of the Surviving Corporation or the FBCA.

ARTICLE III

STOCK CONVERSION

Section 3.01 PARENT COMMON STOCK. Upon the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior thereto will, by virtue of the Merger and without any action by the Constituent Corporations or the holder of such shares or any other person, be converted into and exchanged for one-thirtieth (1/30) of 1 fully paid and nonassessable share of stock of the Surviving Corporation.

Section 3.02 SUBSIDIARY COMMON STOCK. Upon the Effective Time of the Merger, each share of Subsidiary Common Stock issued and outstanding immediately prior thereto will, by virtue of the Merger and without any further action by Subsidiary, the holder of such shares or any other person, be cancelled and returned to the status of authorized but unissued shares.

Section 3.03 EXCHANGE OF CERTIFICATES. After the Effective Time of the Merger, each holder of an outstanding certificate representing shares of Parent Common Stock may, at such holder’s option, surrender the same for cancellation to the Secretary of Surviving Corporation, and each such holder will be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s common stock into which the surrendered shares were converted as herein provided. Unless and until so surrendered, each outstanding certificate theretofore representing shares of Parent’s Common Stock will be deemed for all purposes to represent the number of shares of the Surviving Corporation’s common stock into which such shares of Parent’s Common Stock were converted in the Merger.

The registered owner on the books and records of the Surviving Corporation of any shares of stock represented by such outstanding certificate will, until such certificate will have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of common stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing common shares of the Surviving Corporation so issued in the Merger, to the extent applicable, will bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Parent’s Common Stock so converted and given in exchange therefore, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws, and any additional legends agreed upon by the holder and the Surviving Corporation.

ARTICLE IV

GENERAL

Section 4.01 FURTHER ASSURANCES. From time to time, as and when required by Subsidiary or by its successors or assigns, there will be executed and delivered on behalf of Parent such deeds and other instruments, and there will be taken or caused to be taken by Parent such further and other actions as will be appropriate or necessary in order to vest or perfect in Subsidiary the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Parent and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of Subsidiary are fully authorized in the name and on behalf of Parent or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

Section 4.02 ABANDONMENT. At any time before the Effective Time of the Merger, this Merger Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Parent or Subsidiary, or of both, notwithstanding the approval of this Merger Agreement by either the sole shareholder of Parent or by the sole shareholder of Subsidiary, or by both.

Section 4.03 AMENDMENT. The Boards of Directors of the Constituent Corporations may amend this Merger Agreement at any time prior to the filing of this Merger Agreement (or certificate in lieu thereof) with the Secretaries of State of the States of Kentucky and Florida, provided that an amendment made subsequent to the adoption of this Merger Agreement by either the sole shareholder of Parent or the sole shareholder of Subsidiary shall not: (i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation; (ii) alter or change any term of the Articles of Incorporation of the Surviving Corporation to be effective immediately after the Merger; or (iii) alter or change any of the terms and conditions of this Merger Agreement if such alteration or change would materially and adversely affect the holders of any class or series of capital stock of either Constituent Corporation.

Section 4.04 AGREEMENT. Executed copies of this Merger Agreement will be on file at the principal place of business of the Surviving Corporation at 5811 Pelican Bay Boulevard, Suite 500, Naples, Florida 34108, and copies thereof will be furnished to any holder of any class or series of capital stock of either Constituent Corporation, upon request and without cost.

Section 4.05 GOVERNING LAW. This Merger Agreement will in all respects be construed, interpreted and enforced in accordance with and governed by the laws of the State of Florida and, so far as applicable, the relevant provisions of the KBCA.

Section 4.06 COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, each of Parent and Subsidiary have caused this Agreement and Plan of Merger to be duly executed and delivered as of the date first above written.

HMA SUNNY BLUEGRASS MERGER ONE, INC.

By:	/s/ Timothy R. Parry
Name: Timothy R. Parry
Title: Senior Vice President and Secretary

HOSPITAL MANAGEMENT ASSOCIATES, INC.

By:	/s/ Timothy R. Parry
Name: Timothy R. Parry
Title: Senior Vice President and Secretary